Exhibit 2.11
Execution Version

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”) is made and entered into as of July 9, 2019 (the “Effective Date”) by and among Ditech Holding Corporation, a Maryland corporation (the “Company”), Ditech Financial LLC, a Delaware limited liability company (“Financial” and together with the Company, the “Sellers” and each a “Seller”), and New Residential Investment Corp., a Delaware corporation (the “Buyer”).
RECITALS
WHEREAS, the Buyer and the Sellers are parties to that certain Asset Purchase Agreement, dated as of June 17, 2019 (the “Purchase Agreement”), pursuant to which the Sellers agreed to sell, transfer, assign, convey and deliver to the Buyer, and the Buyer agreed to purchase, acquire and accept from the Sellers, certain assets and liabilities, in each case, on the terms and subject to the conditions contained in the Purchase Agreement;
WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings provided such terms in the Purchase Agreement; and
WHEREAS, pursuant to Section 10.4 of the Purchase Agreement, the Purchase Agreement may be amended pursuant to a written instrument executed by each Party, and the Buyer and the Sellers desire to amend the Purchase Agreement and agree as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer and the Sellers hereby agree as follows:

1.	Independent Accounting Firm. The first sentence in Section 2.14(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“(a)    As promptly as reasonably practicable, but in no event later than July 26, 2019, Buyer and the Company shall appoint an independent certified public accounting firm in the United States of international recognition reasonably acceptable to Buyer and the Company and agreed to by them in writing (the “Independent Accounting Firm”).”

2.
No Other Modifications. Except as expressly set forth herein, the Purchase Agreement shall remain unchanged and in full force and effect. This Amendment and the Purchase Agreement shall be read together as one agreement, and all references to “this Agreement” in the Purchase Agreement shall be deemed to refer to the Purchase Agreement as modified and amended by this Amendment other than references to the “date of this Agreement” or similar references which shall continue to refer to June 17, 2019.

3.
Representations and Warranties. Each of the Buyer and each Seller hereby represents and warrants to the other party that (a) such party has all necessary power and authority to execute and deliver this Amendment, (b) the execution and delivery of this Amendment have been duly authorized and approved, (c) no other entity or governing body action on the part of such party is necessary to authorize the execution and delivery by such party of this Amendment; and (d) this Amendment has been duly executed and delivered by such party and, assuming due authorization, execution and delivery of this Amendment by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity.

4.
Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Amendment. This Amendment may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

5.
Miscellaneous. Section 1.2 (Interpretation), Section 10.4 (Amendments and Waivers), Section 10.7 (Governing Law), Section 10.8 (Submission to Jurisdiction; Service of Process) and 10.9 (Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated into this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and the Sellers have caused this Amendment to be executed as of the date first written above.

DITECH HOLDING CORPORATION
By:     /s/ Gerald Lombardo
Name: Gerald Lombardo
Title: Chief Financial Officer

DITECH FINANCIAL LLC

By:     /s/ Jeanetta Brown
Name: Jeanetta Brown
Title: Vice President and Assistant Secretary

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

NEW RESIDENTIAL INVESTMENT CORP.

By:     /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]